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                                  [LETTERHEAD]

                                                        Contact:  Marc Grossman
                                                                  310-205-4030

                                                                  Kathy Shepard
                                                                  310-205-7676


                HILTON HOTELS CORPORATION ANNOUNCES REDEMPTION OF
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                              PRIDES PREFERRED STOCK
                              ----------------------

     BEVERLY HILLS, Calif., August 21, 1998 -- Hilton Hotels Corporation (NYSE:HLT) announced today that it will redeem all of the outstanding shares of its Preferred Redeemable Increased Dividend Equity Securities-SM-, 8% PRIDES-SM-, Convertible Preferred Stock ("PRIDES") on October 3, 1998 (the "Redemption Date").

     Upon redemption, each holder of PRIDES will be entitled to receive, in exchange for each share of PRIDES held on the Redemption Date, .92 of a share of Hilton Common Stock, par value $2.50 per share. Shares of PRIDES may continue to be converted, in whole or in part, at the option of the holder, into shares of Hilton Common Stock at a rate of .92 of one share of Hilton Common Stock for each share of PRIDES held at any time before the Redemption Date.

     On and after the Redemption Date, the PRIDES will no longer be outstanding and dividends on the PRIDES will cease to accrue.

     The Board of Directors of Hilton Hotels Corporation has declared a dividend of $.2225 per share of PRIDES payable in cash on October 5, 1998 to the holders of record at the close of business on September 14, 1998.

     In order to receive the shares of Hilton Common Stock payable in connection with the redemption, holders of PRIDES must surrender their certificates evidencing such shares to the redemption agent, ChaseMellon Shareholder Services, L.L.C. For further information contact the redemption agent at (800) 777-3674.


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